Exhibit 10.1
AWARD NOTICEAND PERFORMANCE SHARE UNIT AGREEMENT
HILTON 2017 OMNIBUS INCENTIVE PLAN
The Participant has been granted Performance Shares with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Performance Share Agreement (including the appendices attached thereto, the “Agreement”) to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Performance Share Agreement and the Plan.

Participant Name	Number of Performance Shares Granted (EBITDA CAGR Performance Condition)	Performance Period	Date of Grant
Participant_Name	Number_of_Shares Performance Shares	January 1, 2020 to December 31, 2022	Grant_Date
1.Performance Conditions:
(a)The extent to which the Performance Condition is satisfied and the number of Performance Shares which become vested shall be calculated with respect to the Performance Component identified below. All determinations with respect to EBITDA CAGR shall be made by the Committee in its sole discretion and the Performance Condition shall not be achieved and the Performance Shares shall not vest until the Committee certifies the extent to which such Performance Condition has been met.
(b)EBITDA CAGR. The total number of Performance Shares which become vested based on the achievement of EBITDA CAGR performance levels shall be equal to (x) the total number of Performance Shares specified above with respect to EBITDA CAGR multiplied by (y) the Achievement Percentage determined as follows, and rounded down to the nearest whole Share:

Level of Achievement	EBITDA CAGR	Percentage of Award Earned
Below Threshold	Less than 4%	0%
Threshold	4%	50%
Target	6%	100%
Maximum	8% and above	200%
(c)Any Performance Component measures may at any time be adjusted to reflect events defined in Section 12(d) of the Plan (without regard to any limitations referenced therein pursuant to Section 162(m) of the Code), including, but not limited to, reflect changes to tax laws, accounting principles, or other laws or regulatory rules affecting reported results.
2.Definitions. For the purposes of this Award Notice:
(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the below threshold, threshold, target, and maximum levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and

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rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). In the event that actual performance does not meet the threshold level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)“Adjusted EBITDA” means the Company’s earnings before interest expense, taxes and depreciation and amortization and further adjusted to exclude gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment replacement reserves required under certain lease agreements; (v) reorganization costs; (vi) share-based compensation expense; (vii) non-cash impairment losses; (viii) severance, relocation and other expenses; (ix) amortization of contract acquisition costs; (x) the net effect of reimbursable costs included in other revenues and expenses from managed and franchised properties; and (xi) other items.
(c)“EBITDA CAGR” means compound annual growth rate at which Adjusted EBITDA for the final four fully completed fiscal quarters of the Performance Period (“LTM EBITDA”) would have grown relative to the Adjusted EBITDA for the 2019 fiscal year (“2019 EBITDA”) assuming a steady growth rate, as is calculated at the end of the Performance Period using the following formula:
((LTM EBITDA/2019 EBITDA)(Time Period) ) – 1,
where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.
(d)“Performance Component” means the performance criteria applicable to an Award, as set forth on the Award Notice.

PERFORMANCE SHARE UNIT AGREEMENT
HILTON 2017 OMNIBUS INCENTIVE PLAN
This Performance Share Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the individual listed in the Award Notice as the “Participant.” Capitalized terms have the meaning set forth in Section 25, or, if not otherwise defined herein, in the Hilton 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”).
1.Grant and Vesting of Performance Shares.
i.The Company grants the Participant on the Date of Grant the number of Performance Shares as provided in the Award Notice, subject to and in accordance with the terms, conditions and restrictions in the Plan, the Award Notice, and this Agreement.
ii.As promptly as practicable (and, in no event more than 2.5 months) following the last day of the Performance Period, the Committee will determine whether the Performance Conditions have been satisfied (the date of such determination, the “Determination Date”), and, except as provided in Section 3, and to the extent not previously vested or forfeited as provided in this Agreement, any Performance Shares with respect to which the Performance Conditions have been satisfied will become vested effective as of the last day of the Performance Period. Following the Determination Date (and, in no event more than 2.5 months following the last day of the Performance Period), the Company will deliver to the Participant one Share for each vested Performance Share (as adjusted under the Plan), pursuant to Section 1, and such vested Performance Share will be cancelled upon delivery of the Share. Any Performance Share which does not become vested effective as of the last day of the Performance Period will be cancelled and forfeited without consideration or any further action by the Participant or the Company. In the event of an equity restructuring, the Committee will adjust any Performance Condition to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Condition will be satisfied. The manner of such adjustment will be determined by the Committee in its sole discretion. For this purpose, “equity restructuring” means an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R).
iii.The Company will, as soon as reasonably practicable following the applicable vesting date (and in any event within 2.5 months of the vesting date), issue the Share underlying such vested Performance Share to the Participant, free and clear of all restrictions. The Company will pay any costs incurred in connection with issuing the Shares. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.
2.Termination of Employment.

iv.Subject to Section 2(b) or Section 2(c) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any unvested Performance Shares will be forfeited and all of the Participant’s rights under this Agreement will cease as of the effective date of termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).
v.In the event the Participant’s employment with the Company Group is terminated by the Company Group due to or during the Participant’s Disability or due to the Participant’s death, a pro-rated number of the Performance Shares will become vested (irrespective of performance) based on the number of days between January 1, 2020 and the Termination Date (inclusive) relative to the number 1,095.
vi.In the event the Participant’s employment with the Company Group is terminated as a result of the Participant’s Retirement after the date that is six (6) months after the Date of Grant, a pro-rated number of the Performance Shares will remain outstanding and eligible to vest, notwithstanding such termination of employment, based on (and to the extent) the Committee’s determination that the Performance Conditions have been satisfied on the Determination Date, in accordance with the schedule set forth in the Award Notice, so long as no Restrictive Covenant Violation occurs (as determined by the Committee, or its designee, in its sole discretion) prior to the Determination Date, with such pro-ration based on the number of days between January 1, 2020 and the Termination Date (inclusive) relative to the number 1,095. As a pre-condition to the Participant’s right to continued vesting following Retirement, the Committee or its designee, may require the Participant to certify in writing prior to the applicable vesting date that no Restrictive Covenant Violation has occurred.
vii.If the Participant’s employment with the Company Group terminates for any reason after the last day of the Performance Period and before the Determination Date (other than a termination by the Company Group for Cause or by the Participant while grounds for Cause exist), and no Restrictive Covenant Violation occurs prior to the Determination Date, then all Performance Shares will remain outstanding and eligible to vest based on (and to the extent) the Committee determines that the Performance Conditions have been satisfied on the Determination Date.
viii.The Participant’s rights with respect to the Performance Shares will not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be employed by the Company Group. Whether (and the circumstances under which) employment has terminated and the determination of the Termination Date for the purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Performance Shares).
3.Effect of a Change in Control.
ix.Adjustment to Number and Vesting Terms of Performance Shares. Subject to Section 11 of the Plan, in the event of a Change in Control during the Participant’s employment or while any Performance Shares remain outstanding and eligible to vest, and prior to the completion of the Performance Period, the number of Performance Shares eligible to vest under this Agreement will be determined as of the date of the Change in Control (such resulting award, the “Adjusted Award”), with the number of Performance Shares either (x) determined based on actual performance through the most recently completed fiscal quarter, measured against performance levels using only the number of fiscal quarters completed prior to the date of such Change in Control, or (y) determined by the Committee in its good faith discretion. The Performance Shares outstanding under the Adjusted Award will remain outstanding and eligible to vest on the last day of the Performance Period, subject to the Participant’s continued employment through such date (or if the Participant’s Retirement in accordance with Section 3(c) occurred prior to the Change in Control, subject to the Participant’s continued satisfaction of Section 3(c)), and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 1.
x.Certain Terminations Following a Change in Control. Notwithstanding anything herein to the contrary, if the Participant’s employment with the Company Group is terminated by the Company Group without Cause, due to or during the Participant’s Disability, or due to the Participant’s death during the 12-month period immediately following a Change in Control, the Performance Shares subject to the Adjusted Award will become immediately vested as of the Termination Date, and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 1.
4.Tax Withholding. In connection with the settlement of any Performance Shares under Section 1, the Company will withhold a number of Shares in the amount necessary to satisfy applicable U.S. and non-U.S. Federal, state, or local tax or other withholding requirements, if any (“Withholding Taxes”) in accordance with Section 15(d) of the Plan (or, if the Participant is subject to Section 16 of the Exchange Act at such time, such amount which would not result in adverse consequences under GAAP), unless otherwise agreed to in writing by the Participant and the Company. If any Withholding Taxes become due prior to the settlement of any Performance Shares, the Committee may accelerate the vesting of a number of Performance Shares equal in value to the Withholding Taxes, the Shares to be issued in settlement of such accelerated Performance Shares will be withheld by the Company, and the number of Performance Shares so accelerated will reduce the number of Performance Shares which would otherwise become vested on the applicable vesting date. The number of Performance Shares or Shares equal to the Withholding Taxes will be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the date of determination, and will be rounded up to the nearest whole Performance Share or Share.
5.Dividend Equivalents. With respect to the Performance Shares, the Participant shall be credited with dividend equivalents as and when dividends are paid to the Company’s other shareholders. Dividend equivalents shall accumulate and be paid to the Participant in cash (without interest) as and when the Performance Shares from which the dividend equivalents are derived are settled in accordance with Section 1 and the Participant shall not have any right to such dividend equivalents prior to such settlement. Dividend equivalents shall be subject to the same vesting requirements that apply to the Performance Shares from which such dividend equivalents are derived. If the Performance Shares from which the dividend equivalents are derived are forfeited, the Participant shall have no right to any dividend equivalents.
6.Repayment of Proceeds; Clawback Policy. The Performance Shares, any dividend equivalent payments, and all Shares received in respect of the Performance Shares and all proceeds related to the Performance Shares are subject to the clawback and repayment terms set forth in Sections 15(v) and 15(w) of the Plan and the Company’s Clawback Policy, as in effect from time to time, to the extent the Participant is a director or Officer. In addition, if any member of the Company Group terminates the Participant’s employment for Cause or discovers after Termination that grounds existed for a Termination for Cause at the time thereof, then the Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay the Company, within ten (10) business days of the Company’s request, the aggregate after-tax proceeds the Participant received in respect of the Performance Shares and any Shares issued in respect thereof. Any reference in this Agreement to grounds existing for a Termination for Cause will be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or termination for, Cause.
7.Adjustments Upon Change in Capitalization. The terms of this Agreement, including calculations with respect to any Performance Component, the Performance Shares, any dividend equivalent payments accrued pursuant to Section 7 and/or the Shares, will be subject to adjustment in accordance with Section 13 of the Plan. Any Performance Component measures may at any time be adjusted to reflect events defined in Section 12(d) of the Plan (without regard to any limitations referenced therein pursuant to Section 162(m) of the Code), including, but not limited to, reflect changes to tax laws, accounting principles, or other laws or regulatory rules affecting reported results. This paragraph will also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash or other property).
8.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that the Participant will be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and any member of the Company Group.
9.Restrictions on Transfer. The Participant may not assign, sell or otherwise transfer the Performance Shares or the Participant’s right under the Performance Shares to receive Shares, other than in accordance with Section 15(b) of the Plan.
10.Performance Shares Subject to Plan. The Agreement and Performance Shares granted under this Agreement are subject to all terms and provisions of the Plan and all such terms and provisions are incorporated into this Agreement. By accepting the Performance Shares, the Participant acknowledges that the Participant has received and read the Plan and prospectus and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision of the Agreement and a term or provision of the Plan, the terms of the Plan will govern and prevail.
11.Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Agreement, the parties consent to and submit to the personal jurisdiction and venue of the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment.
12.Language. By accepting the Agreement, the Participant acknowledges and represents that the Participant is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern.
13.No Additional Rights. By accepting this Agreement and the grant of the Performance Shares contemplated in this Agreement, the Participant expressly acknowledges that:
xi.the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
xii.the grant of Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;
xiii.all determinations with respect to future grants of Performance Shares, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company;
xiv.the Participant’s participation in the Plan is voluntary and not a condition of Participant’s employment and the Participant may decline to accept the Performance Shares without adverse consequences to the Participant’s continued employment relationship with the Company Group;

xv.the value of the Performance Shares is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences;
xvi.grants of Performance Shares, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or welfare or similar payments, and the Participant waives any claim on such basis, and for the avoidance of doubt, the Performance Shares will not constitute an “acquired right” under the applicable law of any jurisdiction;
xvii.the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
xviii.the Participant will have no rights to compensation or damages related to Performance Share proceeds in consequence of the Termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract;
xix.the grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment relationship with the Company;
xx.neither the Plan nor this Agreement, nor the Participant’s receipt of the Performance Shares under the Agreement, will impose any obligation on the Company Group to continue the employment relationship of the Participant and the Company Group may at any time terminate the employment of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein;
xxi.the Participant’s interest in the Performance Shares will not entitle the Participant to any rights as a stockholder of the Company; and
xxii.the Participant will not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 1.
14.Section 409A of the Code.
xxiii.This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated pursuant to this Agreement.
xxiv.Notwithstanding any other provision of this Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A and is subject to U.S.

federal income tax, no payments in respect of any Performance Share that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) will be made to such Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company will not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Each payment in a series of payments under this Agreement will be deemed to be a separate payment for purposes of Section 409A.
15.Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company currently delivers documents related to the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line system established and maintained by the Company or a third party designated by the Company.
16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.No Advice Regarding Grant. The Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
18.Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Performance Stock Unit Agreement, Participants residing and/or working outside the United States will be subject to the Terms and Conditions for Non-U.S. Participants attached as Appendix B and to any Country-Specific Terms and Conditions for the Participant’s country attached as Appendix C. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement.
19.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected by such holding and will continue in full force in accordance with their terms.
20.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.
21.Successors in Interest. Any successor to the Company will have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative will have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement will be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.
22.Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Performance Shares granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Performance Share Agreements by Participants.
23.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.
24.Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting the Performance Shares (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Performance Shares will lapse ninety (90) days from the Date of Grant, and the Performance Shares will be forfeited on such date if the Participant will not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement will not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant.
25.Definitions. The following terms have the following meanings for purposes of this Agreement:

xxv.“Agreement” means this Performance Share Agreement including (unless the context otherwise requires) the Award Notice, Appendix A, and the appendices for non-U.S. Participants attached hereto as Appendix B and Appendix C.
xxvi.“Award Notice” means the notice to the Participant.
xxvii.“Date of Grant” means the “Date of Grant” listed in the Award Notice.
xxviii.“Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act
xxix.“Participant” means the “Participant” listed in the Award Notice.
xxx.“Performance Conditions” means the performance conditions set forth in the Award Notice.
xxxi.“Performance Period” means the performance period set forth in the Award Notice.
xxxii.“Performance Shares” means that number of performance-vesting restricted stock units listed in the Award Notice as “Performance Shares Granted” or such number of performance-vesting restricted stock units as adjusted in accordance with Section 7 of the Agreement.
xxxiii.“Restrictive Covenant Violation” means the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company Group’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.
xxxiv.“Retirement” means a termination of the Participant’s employment with the Company Group for any reason, whether by the Participant or by the Company Group, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s continuous employment with the Company Group is at least 10; provided, however, that a termination of the Participant’s employment (w) by the Company Group for Cause, (x) by the Company Group, or the Participant, in either case, while grounds for Cause exist, (y) due to the Participant’s death, or (z) due to or during the Participant’s Disability, in each case, will not constitute a Retirement for the purposes of this Agreement, regardless of whether such termination occurs following the date on which the age and service requirements set forth in clauses (i) and (ii) have been satisfied.
xxxv.“Shares” means a number of shares of Common Stock equal to the number of Performance Shares.
[Signatures follow]

HILTON WORLDWIDE HOLDINGS INC.

By: /s/ Christopher J. Nassetta  Christopher J. Nassetta Chief Executive Officer

By: /s/ Matthew Schuyler Matthew SchuylerExecutive Vice President and Chief Human Resources Officer

Acknowledged and Agreedas of the date first written above:
Participant ES
______________________________Participant Signature

APPENDIX A
Restrictive Covenants
1.Non-Competition; Non-Solicitation.
xxxvi.Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
a.During the Participant’s employment with the Company Group (the “Employment Term”) and for a period that ends on the later to occur of (A) the first anniversary of the Termination Date or (B) the last day on which any portion of the Award granted under this Agreement is eligible to vest if Participant ceases to be employed by the Company Group as a result of the Participant’s Retirement (such period, the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Termination Date.
b.During the Restricted Period, Participant will not directly or indirectly:
1.engage in the Business providing services in the nature of the services Participant provided to any member of the Company Group at any time in the one year prior to the Termination Date, for a Competitor (as defined below) in the Restricted Area (as defined below);
2.enter the employ of, or render any services to, a Competitor in the Restricted Area, except where such employment or services do not relate in any manner to the Business;
3.acquire a financial interest in, or otherwise become actively involved with, a Competitor in the Restricted Area, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
4.intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.
c.Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any

Appendix A - 2
Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
d.During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly solicit or encourage any employee of the Company Group to leave the employment of the Company Group or hire any employee who was employed by the Company Group as of the Termination Date, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by Participant.
e.During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any consultant of the Company to cease working with the Company.
f.For purposes of this Agreement:
5.“Business” means the business of owning, operating, managing and/or franchising hotel and lodging properties.
6.“Competitor” means any Person engaged in the Business, including, but not limited to, Accor Group, AirBnB Inc., Best Western International, Carlson Hospitality Worldwide, Choice Hotels International, G6 Hospitality LLC, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group Plc, LQ Management LLC, Marriott International, Inc., Wyndham Hotels & Resorts, Inc. and Wynn Resorts, Limited.
7.“Restricted Area” means the United States and any country in which the Company is engaged in the Business or where the Participant knows or should know the Company has taken steps to engage in the Business.
xxxvii.It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be ame

Appendix A - 3
nded so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.
xxxviii.The period of time during which the provisions of this Section 1 will be in effect will be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
xxxix.Notwithstanding the foregoing, if Participant’s principal place of employment on the Date of Grant is located in California or any other jurisdiction where any provision of this Section 1 is prohibited by applicable law, then the provisions of this Section 1 will not apply following the Termination Date to the extent any such provision is prohibited by applicable law.
2.Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.
xl.Confidentiality.
g.Participant will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties during the Employment Term and pursuant to customary industry practice), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of any member of the Company Group and/or any third party that has disclosed or provided any of same to any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or its designee.
h.“Confidential Information” does not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) Participant is required to give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

Appendix A - 4
i.Upon termination of Participant’s employment with the Company Group for any reason, Participant agrees to (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Company Group; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
xli.Non-Disparagement. During the Employment Term and at all times thereafter, the Participant will not directly, or through any other Person, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders, or any product or service offered by any member of the Company Group; provided, however, that nothing contained in this Section 2(b) precludes Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency in accordance with Section 2(d) hereof; (ii) as required or permitted by applicable law or regulation; or (iii) as required by court order or other legal process.
xlii.Intellectual Property.
j.If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the commencement of the Employment Term, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
k.If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Employment Term and within the scope of such employment and with the use of any Company Group resources (“Company Works”), Participant agrees to promptly and fully disclose such Company Works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property,

Appendix A - 5
copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
l.Participant agrees to take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
m.Participant agrees not to improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant agrees to comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that any member of the Company Group may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.
xliii.Protected Rights. Nothing contained in this Agreement limits (i) Participant’s ability to disclose any information to governmental agencies or commissions as may be required by law, or (ii) Participant’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) Participant’s right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law the Participant may disclose the t

Appendix A - 6
rade secret to the attorney of the Participant and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The Participant is not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or any other member of the Company Group’s attorney-client privilege or attorney work product or the Company’s or any other member of the Company Group’s trade secrets without the prior written consent of the Company.
xliv.Injunctive Relief; Other Remedies for Breach. The Participant acknowledges and agrees that a violation of any of the terms of this Appendix A will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Appendix A and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity. Additionally, in the event the Participant breaches the terms of this Appendix A, the Participant shall be deemed to have engaged in Detrimental Activity (as defined in the Plan) and the provisions set forth in Section 15(w) of the Plan shall apply.
The provisions of Section 2 hereof will survive the termination of Participant’s employment for any reason.

Appendix B - 1
APPENDIX B
HILTON 2017 OMNIBUS INCENTIVE PLANPERFORMANCE SHARE AGREEMENT
TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Performance Share Agreement. For the avoidance of doubt, all provisions of the Performance Share Agreement and the Award Notice apply to Non-U.S. Participants except to the extent supplemented or modified by this Appendix B or Appendix C.
1.Responsibility for Taxes. This provision supplements Section 13 of the Performance Share Agreement:
xlv.The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant, vesting or settlement of the Performance Shares, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
xlvi.Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
n.withholding from the Participant’s wages, salary, or other cash compensation payable to the Participant by the Company, the Employer, or any other member of the Company Group;

Appendix B - 2
o.Withholding from any cash payment made in settlement of the Performance Shares or dividend equivalents;
p.withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or
q.withholding in Shares to be issued upon settlement of the Performance Shares;
provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above.
xlvii.The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
xlviii.Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, or to make any cash payment upon settlement of the Performance Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
xlix.Notwithstanding anything to the contrary in the Plan or in Section 13 of the Performance Share Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate any Shares to be withheld to cover any withholding obligation for Tax-Related Items by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.
2.Nature of Grant. This provision supplements Sections 5 and 19 of the Performance Share Agreement:

Appendix B - 3
In accepting the grant of the Performance Shares, the Participant acknowledges, understands and agrees that:
l.the Performance Share grant and the Participant’s participation in the Plan shall not create a right to employment and shall not be interpreted as forming or amending an employment contract with any member of the Company Group;
li.the Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;
lii.unless otherwise agreed with the Company, the Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any member of the Company Group.
liii.for purposes of the Performance Shares, the Termination Date shall be the date the Participant is no longer actively providing services to any member of the Company Group (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Shares (including whether the Participant may still be considered to be providing services while on a leave of absence);
liv.unless otherwise provided in the Plan or by the Company in its discretion, the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
lv.no member of the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to the Participant pursuant to the settlement of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
3.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Shares), or rights linked to the value of Shares during such times as the

Appendix B - 4
Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
4.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.
5.Termination of Employment. This provision supplements Section 5(c) of the Performance Share Agreement:
Notwithstanding any provision of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of Section 5(c) regarding the treatment of the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 5 shall govern.
6.Compliance with Law. Notwithstanding any provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under

Appendix B - 5
no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

Appendix C - 1
APPENDIX C
HILTON 2017 OMNIBUS INCENTIVE PLANPERFORMANCE SHARE UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Performance Share Agreement and the Terms and Conditions for Non-U.S. Participants.
Terms and Conditions
This Appendix C includes additional terms and conditions that govern the Performance Shares if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Performance Shares, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Performance Shares vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Performance Shares, the information contained herein may not be applicable to the Participant in the same manner.

043291-0008-15355-Active.28227770.4

Appendix C - 2
DATA PRIVACY PROVISIONS FOR PARTICIPANTSIN ALL COUNTRIES OUTSIDE THE U.S.
Data Privacy Notice for Participants in the European Union (“EU”) / European Economic Area (“EEA”) / United Kingdom (“UK”)
Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about the Participant for the exclusive purpose of granting Performance Shares and implementing, administering and managing the Participant’s participation in the Plan. Specifics of the data processing are described below.
Controller and Representative in the European Union. Unless stated otherwise below, the Company is the controller responsible for the processing of the Participant’s Personal Data (as defined below) in connection with the Plan. The Company’s representative in the European Union is:
Hilton UK Hotels Ltd.Hilton Legal DepartmentMaple Court, Central Park, Reeds CrescentWatford, Hertfordshire WD24 4QQUnited KingdomVia email: privacy@hilton.com
Purposes and Legal Bases of Processing. The Company processes the Personal Data (as defined below) for the purpose of performing its contractual obligations under the Performance Share Agreement, granting Performance Shares, implementing, administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable law. The legal basis for the processing of the Personal Data (as defined below) by the Company and the thirdparty service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Performance Share Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering the Performance Shares.
Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about the Participant: The Participant’s name, home address, email address, date of birth, social insurance, passport number or other identification number, any shares of stock or directorships held in the Company, details of all Performance Shares or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”).
Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and certain of its affiliated companies (collectively, “Fidelity”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and

Appendix C - 3
management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. The Company’s stock plan administrators will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. The Participant’s Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Participant’s participation in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting Hilton’s Data Protection Officer as follows:
Hilton Office of the Data Protection Officer7930 Jones Branch DriveMcLean, VA 22102 USAVia email: DataProtectionOffice@hilton.com
Other Recipients. The Company may further transfer Personal Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor laws. Such third party service providers may include the Company’s outside legal counsel as well as the Company’s auditor. Wherever possible, the Company will anonymize data, but the Participant understands that his or her Personal Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. The Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that the Participant’s Personal Data may not have an equivalent level of protection as compared to the Participant’s country of residence. The legal basis for the transfer of the Personal Data to the Company and the thirdparty service providers described above is the necessity of the data transfer for the Company to perform its contractual obligations under the Agreement.
Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including tax, exchange control, labor and securities laws. This means that the Participant’s Personal Data may be retained even after the Participant terminates employment.
Data Subject Rights. To the extent provided by law, the Participant has the right to: (i) request access to and obtain a copy of the Personal Data; (ii) request rectification (or correction) of Personal Data that is inaccurate; (iii) request erasure (or deletion) of Personal Data that is no longer necessary to fulfill the purposes for which it was collected, or does not need to be retained by the Company for other legitimate purposes; (iv) restrict or object to the processing of the Personal Data; and (v) if applicable, request the Participant’s Personal Data be ported (transferred) to another company.

Appendix C - 4
Subject to the applicable data protection laws, application of the above rights may vary depending on the type of data involved, and the Company’s particular basis for processing the Personal Data.
To receive clarification or make a request to exercise one of the above rights, the Participant can contact Hilton’s Data Protection Officer as follows:
Hilton Office of the Data Protection Officer7930 Jones Branch DriveMcLean, VA 22102 USAVia email: DataProtectionOffice@hilton.com
Contractual Requirement. The Participant’s provision of Personal Data, its processing and transfer as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan. The Participant understands that, as a consequence of the Participant’s refusing to provide Personal Data, the Company may not be able to allow the Participant to participate in the Plan, grant Performance Shares to the Participant or administer or maintain such Performance Shares. However, the Participant’s participation in the Plan and his or her acceptance of this Performance Share Agreement are purely voluntary. While the Participant will not receive Performance Shares if he or she decides against participating in the Plan or providing Personal Data as described above, the Participant’s career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact Hilton’s Legal Privacy Office as follows:
Hilton Legal Privacy Office7930 Jones Branch DriveMcLean, VA 22102, USAVia email: Privacy@hilton.com
How to Contact Us. For copies of additional privacy documents mentioned in this Agreement, or if the Participant has privacy concerns or questions related to this Agreement, the Participant may contact the Company at Hilton Legal Privacy Office, 7930 Jones Branch Drive, McLean, VA 22102, USA.
Data Privacy Consent for Participants outside the EU/EEA/UK and the U.S.
The Participant acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in the Agreement and any other Performance Share grant materials by and among, as applicable, the Company and the Employer, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, e-mail address, and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled,

Appendix C - 5
exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Participant’s participation in the Plan (“Data”).
The Participant understands that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliated companies (“Fidelity”) which is assisting the Company in the implementation, administration and management of the Plan (or any other third party service provider which may assist the Company in the future), that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Shares or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
Finally, the Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Company or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

Appendix C - 6

Appendix C - 7
GENERAL
Terms and Conditions
Settlement of Performance Shares. If, prior to settlement of the Performance Shares, the Participant transfers employment and/or residence to a country outside the U.S. not covered in this Appendix C to a country in which Performance Shares are settled in cash, the Performance Shares shall continue to be settled in Shares, unless the Company determines, in its discretion., that the Performance Shares shall be settled in cash for legal or administrative reasons.
CHINA
Terms and Conditions
The following provisions apply if the Participant is subject to the exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
SAFE Approval Requirement. Notwithstanding any provision in the Agreement, the Performance Shares shall not vest and Shares will not be issued until all necessary exchange control and other approvals from SAFE or its local counterpart have been received by the Company or one of the members of the Company Group in China under applicable exchange control rules with respect to the Plan and the Performance Shares granted thereunder. Further, the Company is under no obligation to vest the Performance Shares and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant vests in the Performance Shares.
Termination of Employment. Notwithstanding Section 5(c) of the Restricted Stock Unit Agreement, if the Participant’s employment terminates as a result of the Participant’s Retirement after the date that is six months after the Date of Grant, any unvested Performance Shares will continue to vest for a period of (90) days after the Termination Date. Any Performance Shares that are unvested as of the end of the 90-day period will be forfeited. Further, any Shares held by the Participant at the time of termination of employment must be sold by the Participant within ninety (90) days after the Termination Date. If not sold by the Participant within such timeframe, the Company will force the sale of the Shares as described in the Restriction on Sale of Shares section below.
Restriction on Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon settlement of the Performance Shares. The sale may occur (i) immediately upon issuance, (ii) following the Participant’s termination of employment, (iii) following the Participant’s transfer of employment to the Company, a member of the Company Group outside of China, or (iv) within any other timeframe as the Company determines to be necessary or advisable to comply with local regulatory requirements. The Participant is required to maintain any Shares acquired under the Plan in an account at a broker designated by the Company (“Designated Account”) and any

Appendix C - 8
Shares deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold.
In order to facilitate the foregoing, the Company is authorized to instruct its designated broker to assist with the sale of the Shares (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company will pay to the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If the Shares acquired under the Plan are sold, the repatriation requirements described below shall apply.
Employees transferring from outside of China to a member of the Company Group in China and employees transferring from a member of the Company Group in China to the Company or a member of the Company Group outside of China may become or remain subject to the requirements set forth in this Appendix C, as determined by the Company in its sole discretion.
Dividend Reinvestment. In the event that the Company, in its discretion, declares payment of any cash dividends on Common Stock, the Participant acknowledges and agrees that the Company and/or the designated broker may use such cash dividends to automatically purchase additional Shares to be issued into the Participant’s brokerage account. Any additional Shares acquired pursuant to the preceding sentence are subject to the same exchange control requirements as other Shares the Participant may hold. Any cash dividends not used to purchase Shares or pay associated costs (e.g., broker fees) will be immediately repatriated to China pursuant to the procedures set by the Company in compliance with SAFE requirements.
Exchange Control Requirement. Pursuant to exchange control requirements in China, the Participant will be required to immediately repatriate to China any cash proceeds from the sale of the Shares acquired under the Plan or the receipt of any dividends paid on such Shares (unless immediately reinvested, as described above). The Participant understands that, under applicable laws, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a member of the Company Group in China, and the Participant hereby consents and agrees that any proceeds from the sale of Shares or the receipt of dividends may be transferred to such special account prior to being delivered to the Participant. The Participant also understands that the Company will deliver the proceeds to the Participant as soon as possible, but that there may be delays in distributing the funds to the Participant due to exchange control requirements. The Participant understands that the proceeds may be paid to the Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular

Appendix C - 9
exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.
Finally, the Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Notifications
Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities (including Shares acquired under the Plan), as well as details of any economic transactions conducted with non-Chinese residents, either directly or through financial institutions.
INDIA
Notifications
Exchange Control Information. The Participant understands that the Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India within a reasonable period of time (i.e., within 90 days of receipt and any cash dividends received in relation to the Shares must be repatriated within 180 days or as prescribed under applicable Indian exchange control laws, as may be amended from time to time). The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts for which the Participant has signing authority in the Participant’s annual tax return. It is the Participant’s responsibility to comply with applicable tax laws in India. The Participant should consult with the Participant’s personal tax advisor to ensure that the Participant is properly reporting the Participant’s foreign assets and bank accounts.
JAPAN
Terms and Conditions
Compliance with Law. By accepting the Performance Shares, the Participant agrees to comply with all applicable Japanese laws and report and pay any and all applicable Tax-Related Items associated with the receipt of Performance Shares and any payment made to the Participant upon settlement of Performance Shares. The Participant acknowledges that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may

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earn substantial income as a result of participation in an equity incentive plan, and may audit the tax returns of such employees to confirm that they have correctly reported the resulting income.
Notifications
Foreign Asset/Account Reporting Information. If the Participant holds assets outside of Japan with a total net fair market value exceeding ¥50,000,000 as of December 31 (each year), the Participant is required to comply with annual tax reporting obligations with respect to such assets by March 15 of the following year. The Participant is advised to consult with a personal tax advisor to ensure compliance with applicable reporting requirements.
Exchange Control Information. Japanese residents acquiring Shares valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of Shares.
NETHERLANDS
There are no country-specific provisions.
SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. The Performance Shares are subject to section 257 of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and the Participant should not make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Performance Shares, unless such sale or offer in Singapore is made (1) after 6 months of the grant of the Performance Shares to the Participant; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Notifications
Securities Law Information. The offer of the Plan, the grant of the Performance Shares, and the value of underlying Shares at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore member of the Company Group are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Performance Shares granted under the Plan or Shares) in the Company or any member of the Company Group, (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming a director, associate director or shadow director of a member of the Company Group in Singapore, if the individual holds such an interest at that time.

Appendix C - 11
Spain

Terms and Conditions

No Entitlement for Claims or Compensation. This provision supplements Section 13 of the Performance Stock Unit Agreement and Section 2 of the Terms and Conditions for Non-U.S. Participants:

By accepting the Performance Shares, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan document.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Performance Shares under the Plan to individuals who may be employees of the Company or other members of the Company Group throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Performance Shares will not economically or otherwise bind the Company or any other member of the Company Group, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, the Participant understands that the Performance Shares are given on the assumption and condition that the Performance Shares shall not become part of any employment contract (whether with the Company or any other member of the Company Group, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Performance Shares, which is gratuitous and discretionary, since the future value of the Performance Shares is unknown and unpredictable.
The Participant understands and agrees that, unless otherwise expressly set forth in the Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Performance Shares that may have been granted to the Participant and that were not fully vested on the date of termination of employment. In particular, the Participant understands and agrees that, unless otherwise expressly set forth in the Agreement, the Performance Shares will be cancelled without entitlement to any proceeds or to any amount as indemnification if the Participant terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Participant also understands that the grant of Performance Shares would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be

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mistaken or any of the conditions not be met for any reason, the grant of the Performance Shares shall be null and void.

Notifications

Securities Law Information. The Performance Shares do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including Appendix B and this Appendix C) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Information. The Participant may be subject to certain tax reporting requirements with respect to rights or assets (including cash in a bank or brokerage account) held outside of Spain with an aggregate value exceeding €50,000 per type of asset or right as of December 31 each year. Unvested awards (e.g., Performance Shares) are not considered assets or rights for purposes of this reporting requirement. If applicable, the Participant must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the assets and/or rights are initially reported, the reporting obligation will apply only if the value of previously-reported assets or rights increases by more than €20,000 as of each subsequent December 31. The Participant should consult with the Participant’s personal advisor to determine the Participant’s obligations in this respect.

In addition, the Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments and any transactions with non-Spanish residents (including any payments of cash made to the Participant by the Company into a U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, the Participant will generally be required to report all of the Participant’s foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. The Participant will generally only be required to report on an annual basis.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to Eligible Persons and is in the nature of providing equity incentives to Eligible Persons. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“Performance Share Documents”), are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Performance Share Documents and have not approved the Performance Share

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Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.
The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Performance Share Documents, the Participant should consult an authorized financial advisor.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. This provision supplements Section 13 of the Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants:
Without limitation to Section 13 of the Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, in case the indemnification could be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 13 of the Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants.